AMENDMENT NO. 1

TO MANAGEMENT AGREEMENT

This AMENDMENT NO. 1 is made as of the 23rd day of February, 2018, to the Management Agreement dated as of August 1, 2006, between USAA Mutual Funds Trust (the Trust), a statutory trust organized under the laws of the state of Delaware and having a place of business in San Antonio, Texas, and USAA Investment Management Company, as transferred to USAA Asset Management Company (AMCO), a corporation organized under the laws of the state of Delaware and having a place of business in San Antonio, Texas, pursuant to the Transfer and Assumption Agreement dated December 31, 2011.

AMCO and the Trust agree to modify and amend the Management Agreement described above (Agreement) as follows:

1. MANAGEMENT FEE. In order to reduce the management fee of the Extended Market Index Fund from 0.30% to 0.10%, Section 5(b) to the Agreement is hereby deleted and replaced with the following:

(b) For the services and facilities that may be provided by the Manager as provided in subparagraph (b) of paragraph 2 hereof, the Fund shall pay to the Manager a monthly fee computed as a percentage of aggregate average net assets of the Fund, which on an annual basis is equal to one tenth of one percent (.10%) of the Monthly Average Net Assets (defined below) of the Fund for such calendar month.

2.  RATIFICATION. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, AMCO and the Trust have caused this Amendment No. 1 to be executed as of the date first set forth above.

USAA MUTUAL FUNDS TRUST                        USAA ASSET MANAGEMENT COMPANY

By:     s/ Daniel S. McNamara                                 By:     s/ Brooks Englehardt

        Daniel S. McNamara      Brooks Englehardt

       President      President

Attest:    s/ Jon Hadfield                                            Attest:     /s/ Kristen Millan

         Jon Hadfield                                     Kristen Millan

       Secretary                                           Assistant Secretary